SCHEDULE 14C
                              (RULE 14c-101)

               INFORMATION REQUIRED IN INFORMATION STATEMENT

                         SCHEDULE 14C INFORMATION

     Information Statement Pursuant to Section 14(c) of the Securities
                           Exchange Act of 1934

Check the appropriate box:

[X]  Preliminary Information Statement

[ ]  Definitive Information Statement

[ ]  Confidential, for Use of the Commission
     Only (as permitted by Rule 14c-5(d)(2))

                            Alnilam Corporation
             (Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:
     (2)  Form, Schedule or Registration Statement No.:
     (3)  Filing Party:
     (4)  Date Filed:

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                            ALNILAM CORPORATION
                             3857 Birch Street
                                 Suite 606
                         Newport Beach, CA  92660

                    WE ARE NOT ASKING YOU FOR A PROXY
               AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

                           INFORMATION STATEMENT

     This information statement is being furnished in connection with action taken by shareholders holding a majority of the voting power of our company. On February 8, 2005, shareholders owning 556,500 shares, or approximately 56% of the total outstanding shares on such date, approved a reverse split of the outstanding shares of common stock at the rate of one for two (1:2). The reverse stock split will be effective twenty days following the mailing of this information statement.

     There will not be a meeting of shareholders and none is required under Nevada General Corporation Law when an action has been approved by written consent of the holders of a majority of the outstanding shares of our common stock.

     This information statement is first being mailed on or about
February ____, 2005, to the holders of our outstanding common stock as of February 8, 2005, the record date the shareholder written consent was signed and delivered to us. At February 8, 2005, we had 1,000,000 shares of our common stock outstanding. Holders of the common stock are entitled to cast one vote for each share of common stock then registered in such holder's name.

                       SECURITY OWNERSHIP OF CERTAIN
                     BENEFICIAL OWNERS AND MANAGEMENT

     At February 8, 2005, we had 1,000,000 shares outstanding. The following table sets forth information regarding the beneficial ownership of our common stock as of February 8, 2005, by each person known to us to own beneficially more than 5% of the outstanding shares of our common stock; by each of our directors and executive officers; and by all of our directors and executive officers as a group:

                                               Amount and Nature
Name and Address                               of Beneficial       Percent
of Beneficial Owner      Position(s)           Ownership (1)       of Class

Jason Daggett            Director, President   20,000              2.0%
3857 Birch St., #606     & Treasurer
Newport Beach, CA 92660

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Lynn Carlson             Vice-President        15,000              1.5%
3857 Birch St., #606     & Secretary
Newport Beach, CA 92660

Executive Officers and                         35,000              3.5%
Directors as a Group
(2 Persons)

Eric C. Bronk                                  119,500(2)          11.95%
3857 Birch St., #606
Newport Beach, CA 92660

Rigel Funds Management Ltd.                    99,500              9.95%
Cumberland House
No. 27 Cumberland Street
P.O. Box  N-10818
Nassau, The Bahamas

Fleming Securities                             95,000              9.5%
Suites 1601-1603
Hollywood Rd.
Hong Kong

Baldwin Investments Ltd.                       89,500              8.95%
99-101 Regent St.
First Floor
London W1R 7HB UK

Carl T. Suter                                  79,500              7.95%
3857 Birch St., #606
Newport Beach, CA 92660
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(1) Unless otherwise indicated, this column reflects amounts as to which the beneficial owner has sole voting power and sole investment power. The information set forth in this table is derived from filings made by the named persons under Section 13 and/or Section 16 of the Exchange Act.
(2) Of the shares beneficially owned by Mr. Bronk, 20,000 are owned directly by Suter GC Trust, a trust for which Mr. Bronk is the trustee. While Mr. Bronk disclaims any pecuniary interest in these shares, he is deemed to share beneficial ownership of such shares with this entity.

     We are seeking potential business acquisitions or opportunities. It is likely that such a transaction would result in a change of control of the company, by virtue of issuing a controlling number of shares in the transaction, change of management, or otherwise.

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

     We have not adopted any equity compensation plans.


 ONE-FOR-TWO REVERSE STOCK SPLIT OF THE COMPANY'S OUTSTANDING COMMON STOCK

     The Board of Directors has approved a resolution to effect a one-for-two reverse split of our issued and outstanding shares of common stock (the "Reverse Stock Split"). The Board of Directors has set the close of business on the twentieth day following the mailing of this Information Statement to the shareholders as the date on which the Reverse Stock Split will become effective. Each share of common stock issued and outstanding immediately prior to that effective date will be reclassified as and changed into one-half of one share of common stock.

     The principal effect of the Reverse Stock Split will be to decrease the number of outstanding shares of common stock. At the time of the approval of the Reverse Stock Split by the shareholders on February 8, 2004, we had 1,000,000 shares outstanding, which number will be reduced to approximately 500,000 as a result of the Reverse Stock Spilt (assuming that no post-Reverse Stock Split shares of Common Stock are issued in lieu of fractional shares and assuming that no additional shares have been issued or retired subsequent thereto). The common stock issued pursuant to the Reverse Stock Split will be fully paid and nonassessable. The respective relative voting rights and other rights that accompany the common stock will not be altered by the Reverse Stock Split, and the common stock will continue to have a par value of $0.001 per share. Consummation of the Reverse Stock Split will not alter the number of our authorized shares of common stock, which will remain at 100,000,000.

Reasons for the Proposed Reverse Stock Split

     The Reverse Stock Split is being proposed to position the company for any future business or opportunity. Management believes that the current number of shares outstanding is too large to compensate any one individual or group bringing a new business venture or opportunity to us and create a stable market for the common stock if such a market should thereafter develop.

Future Dilution; Anti-Takeover Effects

     There may be certain disadvantages suffered by shareholders as a result of the Reverse Stock Split. These disadvantages include an increase in possible dilution to present shareholders' percentage ownership of the common stock because of the additional authorized shares of common stock which would be available for future issuance by us. Current shareholders, in the aggregate, own approximately 1% of current authorized shares of common stock under our present capital structure, but would own only 0.5% of the authorized shares of common stock under our post-split capital structure, assuming that the proposed Reverse Stock Split is consummated.

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

     Management is not aware of any attempts by third persons to accumulate a large number of shares of common stock and the Board of Directors is not recommending the Reverse Stock Split in response to any existing attempts by third parties to obtain control of the company.

     The Board of Directors believes that the consummation of the Reverse Stock Split and the changes which would result therefrom will not cause us to terminate registration of our common stock under the Securities Exchange Act of 1934, as amended, or to cease filing reports thereunder, and we do not presently intend to seek, either before or after the Reverse Stock Split, any change in our status as a reporting company for federal securities law purposes.

Federal Income Tax Consequences

     The Reverse Stock Split should not result in any taxable gain or loss to shareholders for U.S. federal income tax purposes. As a result of the Reverse Stock Split, the U.S. tax basis of common stock received as a result of the Reverse Stock Split will be equal, in the aggregate, to the basis of the shares exchanged for the common stock. For U.S. federal income tax purposes, the holding period of the shares immediately prior to the effective date of the Reverse Stock Split will be included in the holding period of the common stock received as a result of the Reverse Stock Split.

SHAREHOLDERS ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS FOR MORE DETAILED INFORMATION REGARDING THE EFFECTS OF THE REVERSE SPLIT ON THEIR INDIVIDUAL TAX STATUS.

Exchange of Certificates

     As soon as is practicable following the effective date of the Reverse Stock Split, shareholders will be notified and offered the opportunity at their own expense to surrender their current certificates to our stock transfer agent in exchange for the issuance of new certificates reflecting the Reverse Stock Split. Commencing on the effective date of the Reverse Stock Split, each certificate representing pre-Reverse Stock Split shares of common stock will be deemed for all purposes to evidence ownership of post-Reverse Stock Split shares of common stock, as the case may be. No fractional shares of common stock will be issued, and, in lieu thereof, a whole share will be issued to any shareholders entitled to a fraction of a share of common stock.

Determination by Board to Abandon Reverse Stock Split

     In accordance with Nevada law and notwithstanding approval of the proposal by shareholders, at any time prior to the effective date of the Reverse Stock Split, the Board of Directors may, in its sole discretion, abandon the proposal without any further action by shareholders.

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

Effectiveness of the Reverse Split

     The Reverse Stock Split will become effective at the close of business on the twentieth day following the mailing of this information statement to our shareholders.

No Appraisal Rights

     Under Nevada law, our shareholders are not entitled to appraisal rights with respect to the Reverse Stock Split.

Required Vote

     The affirmative vote of the holders of a majority of the outstanding shares of common stock is required for approval of the Reverse Stock Split under Nevada General Corporation Law. Management has obtained this approval through the written consent of shareholders owning a majority of the voting control of our company. Thus, a meeting to approve the Reverse Stock Split is unnecessary, and management decided to forego the expense of holding a meeting to approve this matter.

                          ADDITIONAL INFORMATION

     PLEASE READ THE ENTIRE DOCUMENT.  Further information is available by
request or can be accessed on the Internet.   Our company is subject to the
informational requirements of the Exchange Act, and in accordance therewith files annual and quarterly reports, proxy statements and other information with the SEC. Reports, proxy statements and other information filed by us can be accessed electronically by means of the SEC's home page on the Internet at http://www.sec.gov. You can read and copy any materials that we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain information about the operation of the SEC's Public Reference Room by calling the SEC at 1-800-SEC-0330. A copy of any public filing is also available, at no charge, by contacting our president, Jason Daggett, at (949) 644-0095.

                                   By Order of the Board of Directors


                                   ____________________________________
                                   Lynn Carlson, Secretary

Newport Beach, California
February ___, 2005



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